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CONTACT:  Jim Abrams                                   Hank Rusman
          The May Department Stores Company            JC Penney
          (314) 342-6343                               (214) 431-1316



THE MAY DEPARTMENT STORES COMPANY AND JCPENNEY CO.
TO PURCHASE WANAMAKER AND WOODWARD & LOTHROP



ST. LOUIS, MO, AND PLANO, TX , August 8, 1995 -- The May Department Stores Company and J.C. Penney Company, Inc. today announced that they will acquire John Wanamaker and Woodward & Lothrop stores in the Philadelphia, Washington and Baltimore market areas. A revised May/JCPenney joint bid in the amount of $460 million of net distributable value to creditors was approved at a hearing today in the United States Bankruptcy Court of the Southern District of New York. May and JCPenney also announced that they have executed the purchase agreement with Woodward & Lothrop and John Wanamaker. In addition, May executed an agreement with the Center City landlord for Hecht's to operate in the Center City Wanamaker location in downtown Philadelphia.

Under the joint bid, May will acquire 14 Wanamaker stores in the Philadelphia area and three Woodward & Lothrop stores in Washington, and JCPenney will acquire seven Woodward & Lothrop stores in the Washington/Baltimore area. Other details of the bid remain the same as were announced on July 27, 1995.

David C. Farrell, chairman and chief executive officer of The May Department Stores Company, said, "We are very pleased to bring Hecht's to the Philadelphia market and to strengthen both Hecht's and Lord & Taylor in the Washington market. Hecht's and Lord & Taylor look forward to serving new customers in these markets."

"JCPenney is gratified and excited to get greater access to this very important Baltimore/Washington market and to have an opportunity to serve customers there much more meaningfully and conveniently," said James E. Oesterreicher, vice chairman and chief executive officer of J. C. Penney Company, Inc., commenting on the results of the bidding process. The court order will enable JCPenney to add seven new stores to its fourteen existing locations in the Baltimore/Washington area.

May and JCPenney expect that the transaction will be completed late this month.

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